EXHIBIT A

Safeway 401(k)

Savings Plan

Financial Statements for the Years Ended

December 31, 2005 and 2004,

Supplemental Schedule as of December 31,

2005 and Report of Independent Registered

Public Accounting Firm

SAFEWAY 401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5–8

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2005:

Form 5500, Schedule H, Part IV, Line 4i—Supplemental Schedule of Assets (Held at End of Year)	9

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Savings Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 21, 2006

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2005 AND 2004

(In thousands)

	2005	2004
ASSETS:
Investments at fair value:
Mutual funds	$75,164	$79,380
Safeway Inc. common stock	22,568	16,916
Common / collective trusts	7,187	7,422
Short-term investment funds	859	952
Participant loans	3,213	3,608

Total	108,991	108,278
Investments at contract value—guaranteed investment contracts	43,247	44,327

Total investments	152,238	152,605

Due from broker for securities sold	—	98
Participant contributions receivable	66	60

Total assets	152,304	152,763
LIABILITIES:
Due to broker for securities purchased	59	59
Accrued administrative expenses	50	46

Total liabilities	109	105

NET ASSETS AVAILABLE FOR BENEFITS	$152,195	$152,658

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2005 AND 2004

(In thousands)

	2005	2004
ADDITIONS:
Investment income:
Net appreciation in fair value of investments	$5,113	$3,231
Interest and dividends	4,934	5,419

Total investment income	10,047	8,650
Participant contributions	3,444	3,749

Total additions	13,491	12,399

DEDUCTIONS:
Benefits paid to participants	(13,790)	(12,501)
Administrative expenses	(164)	(176)

Total deductions	(13,954)	(12,677)

NET DECREASE	(463)	(278)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	152,658	152,936

End of year	$152,195	$152,658

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Savings Plan (the “Plan”) is provided for general information only. The following description reflects all Plan amendments through December 31, 2005. On April 8, 1997, Safeway Inc. (“Safeway”) acquired all of the outstanding common stock of The Vons Companies, Inc. (the “Company”). Vons has remained the Plan Sponsor with a change in the Plan Administrator to the Benefit Plans Committee of Safeway. Effective July 1, 1997, the Plan was amended to substantially conform to the Safeway 401(k) Plan and Trust. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions.

General—The Plan is a defined contribution plan which generally covers Vons active non-union employees having at least one year of service, age 21 or older, and not participating in any other qualified defined contribution plan. Employees hired subsequent to July 1, 1997 participate in the Safeway 401(k) Plan and Trust. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Reclassifications—Certain prior year amounts were reclassified to conform to the 2005 presentation.

Contributions—Employees may elect to contribute between 1% and 50% of their eligible pay, up to a maximum of $14,000 and $13,000 for the years ended December 31, 2005 and 2004, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Participants age 50 or over by December 31, 2005 are eligible to contribute an additional $4,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway Inc. common stock, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—All contributions made after December 31, 1995 are fully vested.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2005 and 2004, respectively, there were 245 and 298 loans outstanding with interest rates ranging from 5.00% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with the Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair value of the Plan’s other investments are based on quoted market prices and represents the net asset value of shares held by the Plan at year end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments are recorded when paid.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of guaranteed investment contracts presented in Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Income Taxes—The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, is qualified under the Internal Revenue Code (the “Code”). Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values (or contract values) of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
Guaranteed Investment Contract—Transamerica Life
#TDA-76893-TR-O	$18,320	$18,244
Safeway Inc. Common Stock	22,568	16,916
Merrill Lynch S&P 500 Index Fund	35,187	38,787
Guaranteed Investment Contract—State Street Bank #99002	18,424	19,862
PIMCO Total Return Fund	13,021	13,755
Evergreen Small Cap Value Fund	11,287	11,879

During the years ended December 31, 2005 and 2004, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses was as follows (in thousands):

	2005	2004
Mutual funds	$1,431	$4,863
Safeway Inc. common stock	3,682	(1,632)

Total appreciation	$5,113	$3,231

4.	GUARANTEED INVESTMENT CONTRACTS

The Plan maintains guaranteed investment contracts with insurance companies. The guaranteed investment contracts are fully benefit responsive and are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $43,247,180 and $44,327,047 at December 31, 2005 and 2004, respectively. The estimated fair values at December 31, 2005 and 2004 were $50,759,000 and $53,238,000, respectively. The estimated fair values of guaranteed investment contracts are determined by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities.

The average yield on guaranteed investment contracts for the years ended December 31, 2005 and 2004 was 4.90% and 4.77%, respectively. The average crediting interest rate was 4.90% and 4.81% at December 31, 2005 and 2004, respectively.

5.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2005, the Plan received $98,905 of dividend income on Safeway Inc. common stock. There were no dividends on Safeway Inc. common stock prior to 2005.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $136,972 and $148,803 in 2005 and 2004, respectively.

6.	SUBSEQUENT EVENT

Effective January 1, 2006, the Plan was amended to designate a portion of the Plan as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in the Safeway Stock Fund to elect to receive dividends paid on Safeway Inc. common stock as cash or reinvested in additional shares of Safeway Inc. common stock.

*  *  *  *  *  *

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2005

(In thousands)

Asset Name and Description		Current Value
	Guaranteed Investment Contracts:
	Metropolitan Life GAC 29116, 3.72%	$2,096
	New York Life GA-31444, 4.24%	2,298
	Principal Life #7-07491-001, 4.96%	2,109
	State Street Bank #99002, 4.60%	18,424
	Transamerica Life #TDA-76893-TR-O, 4.39%	18,320

	Common / Collective Trusts:
	SEI Stable Asset Fund #190947, 3.96%	7,187

	Short Term Investment Funds:
*	Merrill Lynch Institutional Fund	859

*	Safeway Inc. Common Stock (953,830 shares)	22,568

*	Merrill Lynch S&P 500 Index Fund (2,301,303 units)	35,187
	PIMCO Total Return Fund (1,240,037 units)	13,021
	ING International Value Fund (334,433 units)	5,976
	Chesapeake Core Growth Fund (159,495 units)	2,699
	Evergreen Small Cap Value Fund (466,997 units)	11,287
	Forward Emerald Growth Fund (277,695 units)	3,768
	Hotchkis & Wiley Large Cap Value Fund (137,797 units)	3,226
	Participant Loans (245 loans, interest ranging from 5.00% to 10.50%)	3,213

	TOTAL	$152,238

*	Represents a party-in-interest transaction.